                              Preliminary Copies

                           SCHEDULE 14C INFORMATION

                Information Statement Pursuant to Section 14(c)
                    of the Securities Exchange Act of 1934
                          File No. _________________


Check the appropriate box:
[X]  Preliminary Information Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
[_]  Definitive Information Statement


                                IFX CORPORATION
                -----------------------------------------------
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
     (1) Title of each class of securities to which transaction applies:
         N/A
         -----------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction  applies:
         N/A
         -----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         N/A
         -----------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:
         N/A
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     (5) Total fee paid:
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[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1)  Amount previously paid:
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               -----------------------------------------------------------------

          (2)  Form, Schedule or Registration Statement No.:
               N/A
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          (3)  (3) Filing Party:
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          (4)  Date Filed:
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Notes:

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                              Preliminary Copies

                                IFX Corporation
                             Information Statement
                                March ____, 2001


                   WE ARE NOT ASKING YOU FOR A PROXY AND YOU
                     ARE REQUESTED NOT TO SEND US A PROXY


                           ________________________

Introduction

     This Information Statement is furnished by IFX Corporation ( "IFX" or the "Company") in connection with the prior action taken by the holders of a majority of the voting shares of the Company, consisting of the Company's common stock, par value $0.02 per share (the "Common Stock") and the Company's Series A Convertible Preferred Stock ("Series A Preferred Stock"), voting together as a single class. This information statement is furnished in compliance with Section 14(c) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     This Information Statement is for your information only. The Board of Directors is not soliciting any proxies or consents from any stockholders in connection with the described proposals. The proposals described herein have already been approved by the written consent of the holders of a majority of the voting shares. The actions described in the proposals will take effect, with no further action on the part of any stockholders, no earlier than the date 20 days from the date on which this Information Statement is mailed (the "Notice Effective Date"). This Information Statement is being mailed on or about March ___, 2001, to all holders of Common Stock who did not consent to any of the proposals. All holders of Series A Preferred Stock have consented to the proposals.

     The principal executive offices of the Company are located at 707 Skokie Boulevard, Northbrook, Illinois, 60062, and its telephone number is (847) 412-9411.

Background

     In order to meet its working capital needs, on March 13, 2001, the Company entered into an agreement (the "Stock Purchase Agreement") with UBS Capital Americas III, L.P. and UBS Capital LLC (collectively, "UBS") for the purchase by UBS of 4,418,262 shares of the Company's Series B Convertible Preferred Stock (the "Series B Preferred Stock") at a price of $3.50 per share (the "Investment") for an aggregate purchase price of $15,463,917.

     The Company and UBS agreed in the Stock Purchase Agreement that as a condition to the closing of the sale of Series B Preferred Stock to UBS (the "Closing"), the Company would: (a) amend its Certificate of Designation for the Series A Preferred Stock to reflect the issuance of the Series B Preferred Stock and certain other changes, (b) amend its 1998 Stock Option Plan and (c) adopt the 2001 Stock Option Plan. In addition, at the same time as the Closing, UBS will invest $1.83 million in Tutopia.com, Inc. ("Tutopia") , a former subsidiary of the Company, and IFX will invest $3.17 million in Tutopia. A Second Amended and Restated Stockholders Agreement (the "Stockholder Agreement"), by and among UBS, International Technology Investments, LC ("ITI"), Joel Eidelstein ("Eidelstein") , Michael Shalom ("Shalom") and the Casty Grantor Subtrust (`Casty") and an Amended and Restated Registration Rights Agreement among the Company, UBS, ITI, Eidelstein and Casty will also be entered into at the Closing.

     The issuance of the shares of Series B Convertible Preferred Stock to UBS, the amendment of the 1998 Stock Option Plan and the adoption of the 2001 Stock Option Plan require approval of the Company's stockholders according to the stockholder approval requirements of Nasdaq. The amendment to the Series A Preferred Stock Certificate of Designation requires the approval of the Company's stockholders under the Delaware General Corporation Law.

                             SUMMARY OF PROPOSALS

     On March 13, 2001, the holders of a majority of the Company's stock entitled to cast votes for such matters consented, in writing, to the following proposals made by the Company's Board of Directors (the "Board of Directors"):

     -  Stock Issuance Proposal. The first proposal (which is referred to in
        -----------------------
        this Information Statement as the "Stock Issuance Proposal") is to authorize the issuance of 4,418,262 shares of Series B Preferred Stock pursuant to the Stock Purchase Agreement.

     -  Certificate of Designation Amendment Proposal. The second proposal is to
        ---------------------------------------------
        amend the Certificate of Designation for the Series A Preferred Stock to reflect the issuance of the Series B Preferred Stock and to make certain other changes.

     -  Amended and Restated 1998 Stock Option Plan Proposal. The third proposal
        ----------------------------------------------------
        is to approve the Amended and Restated 1998 Stock Option Plan. The Amended and Restated 1998 Stock Option Plan, among other things, increases the number of shares of Common Stock authorized for issuance under the 1998 Stock Option Plan from 3,900,000 to 4,631,790 shares.

     -  2001 Stock Option Plan Proposal. The fourth proposal is the approval of
        -------------------------------
        the 2001 Stock Option Plan. This plan authorizes the issuance of up to 1,290,113 shares of Common Stock on the exercise of options.

     This Information Statement is being provided to you because you are a holder of the Common Stock and you did not provide your written consent to the Stock Issuance Proposal, the Certificate of Designation Amendment Proposal, the Amended and Restated 1998 Stock Option Plan Proposal or the 2001 Stock Option Plan Proposal (collectively, the "Proposals"). Even though you did not provide your consent, the holders of a majority of the Series A Preferred Stock and Common Stock voting as a single class did provide their consent (the "Consent") which allows the Company to take the actions described in the Proposals as of the Notice Effective Date. The majority of the holders of the Series A Preferred Stock voting separately as a class has also approved the Proposals as required by the Company's Certificate of Incorporation.

     A more detailed description of each of these Proposals can be found below.

                          THE STOCK ISSUANCE PROPOSAL

Background

     Pursuant to the Company's Certificate of Incorporation, there are 10,000,000 shares of Preferred Stock which are authorized for issuance. Of those 10,000,000 shares of Preferred Stock, 2,030,869 shares have been designated as Series A Preferred Stock and were issued to UBS in 2000.

     On March 13, 2001, the holders of the Series A Preferred Stock approved (as required by the Certificate of Incorporation), the Board of Director's designation of 4,418,262 of the undesignated preferred shares as shares of Series B Preferred Stock.

     The Company's listing agreement with Nasdaq requires stockholder approval of the issuance of common stock for cash (other than in a public offering of common stock) or stock convertible into common stock, if the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or convertible securities.

     The Series A Preferred Stock currently is, and the Series B Preferred Stock upon its designation will be, convertible, at the discretion of the holder thereof, into shares of Common Stock. Each share of Series B Preferred Stock upon its designation will be convertible into one share of Common Stock. Each share of Series A Preferred Stock is currently convertible into one share of Common Stock. However, following the issuance of the Series B Preferred Stock, each share of Series A Preferred Stock will be convertible into approximately
3.52 shares of Common Stock. There are currently 13,978,645 shares of Common Stock which have been issued and are outstanding. Following issuance of all of the Series B Preferred Stock and assuming the immediate conversion of all of the Series A Preferred Stock and Series B Preferred Stock into Common Stock, the total number of shares of Common Stock would increase to approximately 25,539,853 shares. UBS would hold 13,061,208, or approximately 51.14%, of these shares.

Terms Of The Series B Preferred Stock

     The following is a summary of the material terms of the Series B Preferred
Stock:

     - Rank. For dividends or distribution of assets upon liquidation, dissolution or winding up of the Company, the Series B Preferred Stock ranks pari passu with the Series A Preferred Stock, and both classes of Preferred Stock rank senior to the Common Stock.

     - Liquidation. In the event of any liquidation, dissolution or winding up (including a merger or acquisition of the Company), the holders of the Series B Preferred

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

          Stock will receive a liquidation preference of: $3.50 per share (the current Stated Value of each share of the Series B Preferred Stock) plus all accrued but unpaid dividends (if any); plus $0.35 per share per year from the date of issuance of the shares to the liquidation date.

     - Voting Rights. Each share of Series B Convertible Preferred Stock will be entitled to one vote for each share of Common Stock into which the Series B Preferred Stock is convertible. The holders of the Series B Preferred Stock are entitled to vote with the holders of the Common Stock and the holders of the Series A Preferred Stock, as a single class, on all matters presented to the holders of the Common Stock. Additionally, the holders of the Series B Preferred Stock will be entitled to select one director as a class.

     - Restrictions. Without the consent of a majority of the holders of the Series B Preferred Stock, the Company may not take any of the following actions:

          - amend, repeal, modify or supplement any provision of the Company's Certificate of Incorporation or Bylaws ;

          - issue any capital stock or any options, warrants or other rights exchangeable or exercisable therefor (with certain permitted exceptions);

          -    pay any dividends on or repurchase, redeem or retire the Common
               Stock.

          - reclassify any class or series of any Common Stock into shares having any preference or priority as to dividends or liquidation superior to or on a parity with any such preference or priority of Series A Convertible Preferred Stock;

          - authorize a liquidation, winding up or dissolution of the Company or any acquisition of the Company;

          -    approve the annual budget of the Company;

          - enter into any financial commitment over and above those approved in the annual budget in excess of $15 million in the aggregate;

          - dismiss or hire or modify or enter into any employment agreement, or other compensation arrangements with any senior officer of the Company;

          - permit the creation or existence of any lien on any of the Company's assets with an aggregate value in excess of $15 million;

          - make any capital expenditure in any fiscal year in excess of $15 million in the aggregate except as prescribed in the approved annual budget;

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

          - acquire any assets or equity or other interest in any other entity with a value in excess of $15 million in the except as prescribed in the approved annual budget;

          - incur indebtedness in excess of $15 million in the aggregate, except as prescribed in the approved annual budget; or

          - dispose of or acquire assets with a value in excess of $15 million other than in the normal course of business;

     - Conversion. Each share of Series B Preferred Stock is initially convertible into one share of Common Stock.

     - Adjustments. The conversion rights of the Series B Preferred Stock are subject to adjustment in the case of certain events to prevent any dilution in the holdings of the holders of the Series B Preferred (including, but not limited to, certain issuances of Company stock at less than $3.50 per share).

     - Preemptive Right. Each holder of the Series B Preferred Stock has the right to purchase its pro rata share of certain new securities issued by the Company.

     Although this Information Statement contains a summary of the terms of the Series B Preferred Stock, this summary is not intended to be complete and reference should be made to Exhibit A to this Information Statement for the complete text of the Series B Preferred Stock Certificate of Designation.

Vote Required

     The Stock Issuance Proposal requires the affirmative vote of the holders of a majority of the votes entitled to be cast by holders of all outstanding shares of the Series A Preferred Stock. The Stock Issuance Proposal also requires the affirmative vote of the holders of a majority of the votes entitled to be cast by the holders of all outstanding shares of Common Stock and Series A Preferred Stock, voting together as a single class. The Company has received all of the necessary approvals as a result of receipt of the Consent.

                 CERTIFICATE OF DESIGNATION AMENDMENT PROPOSAL

Background

     Certain provision of the Certificate of Designation for the Series A Preferred Stock will be amended as a result of the Investment. To reflect these amendments, the Certificate of Designation for the Series A Preferred Stock will be amended and restated.

Changes to Reflect Issuance of Series B Preferred Stock

     The terms of the Series A Preferred Stock both before and after the amendments provides for adjustments to the conversion ratio in the event other equity securities of the Company are issued at a price below the Stated Value of the Series A Preferred Stock. The

Stated Value of the Series A Preferred Stock is $12.31. As a result of the issuance of the Series B Preferred Stock at $3.50 per share, the conversion ratio for the Series A Preferred Stock is now approximately 3.52 shares of Common Stock for each share of Series A Preferred Stock.

Change in Voting Rights

     The Series A Preferred Stock currently does not have the right to vote with the holders of the Common Stock for the election of directors to the Board of Directors of the Company. Holders of the Series A Preferred Stock, voting separately as a class, currently have the right to appoint one director. Under the amendment, the holders of the Series A Preferred Stock, voting separately, will have the right to appoint two directors as a class and the right to vote (based on the number of shares of the Common Stock the Series A Preferred Stock is convertible into) for all matters subject to the vote of the holders of the Common Stock.

Terms of the Series A Preferred Stock

     The following is a summary of the material terms of the Series A Preferred Stock as amended by the Proposal.:

     - Rank. For dividends or distribution of assets upon liquidation, dissolution or winding up of the Company, the Series A Preferred Stock ranks equally to the Series B Preferred Stock, and both classes of Preferred Stock rank senior to the Common Stock.

     - Liquidation. In the event of any liquidation, dissolution or winding up, or merger, of the Company, the holders of the Series A Preferred Stock will receive a liquidation preference of: $12.31 per share (the current Stated Value of each share of the Series B Preferred Stock) plus all accrued but unpaid dividends (if any) plus $1.23 per share per year from the date of issuance of the shares to the liquidation date.

     - Voting Rights. Each share of Series A Preferred Stock will be entitled to one vote for each share of Common Stock into which the Series A Preferred Stock is convertible. The holders of the Series A Preferred Stock are entitled to vote with the holders of the Common Stock and the holders of the Series B Preferred Stock, as a single class, on all matters presented to the holders of the Common Stock, except that the holders of the Series A Convertible Stock will also be entitled to select two directors as a class.

     - Restrictions. Without the consent of the holders of the majority of the holders of the Series A Preferred Stock, the Company may not take any of the following actions:

          - amend, repeal, modify or supplement any provision of the Company's Certificate of Incorporation or Bylaws;

          - issue any capital stock or any options, warrants or other rights exchangeable or exercisable therefor (with certain permitted exceptions);

          -    pay any dividends on or repurchase, redeem or retire the Common
               Stock;

          - reclassify any class or series of any Common Stock into shares having any preference or priority as to dividends or liquidation superior to or on a parity with any such preference or priority of Series A Convertible Preferred Stock;

          - authorize a liquidation, winding up or dissolution of the Company or any acquisition of the Company;

          -    approve the annual budget of the Company;

          - enter into any financial commitment over and above those approved in the annual budget in excess of $15 million in the aggregate;

          - dismiss or hire or modify or enter into any employment agreement, or other compensation arrangements with any senior officer of the Company;

          - permit the creation or existence of any lien on any of the Company's assets with an aggregate value in excess of $15 million;

          - make any capital expenditure in any fiscal year in excess of $15 million in the aggregate except as prescribed in the approved annual budget;

          - acquire any assets or equity or other interest in any other entity with a value in excess of $15 million in the except as prescribed in the approved annual budget;

          - incur indebtedness in excess of $15 million in the aggregate, except as prescribed in the approved annual budget;

          - dispose of or acquire assets with a value in excess of $15 million other than in the normal course of business;

     - Conversion. Each share of Series A Preferred Stock will be convertible into approximately 3.52 shares of Common Stock.

     - Adjustments. The conversion rights of the Series B Preferred Stock are subject to adjustment in the case of certain events to prevent any dilution in the holdings of the holders of the Series B Preferred Stock (including, but not limited to, certain issuances of Company stock at less than $3.50 per share.)

     - Preemptive Right. Each holder of the Series B Preferred Stock has the right of first refusal to purchase its pro rata share of certain new securities issued by the Company.

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

     This summary is not intended to be complete and reference should be made to Exhibit B to this Information Statement for the complete text of the amended and restated Series A Preferred Stock Certificate of Designation.

Vote Required

     The Certificate of Designation Proposal requires the affirmative vote of the holders of a majority of the votes entitled to be cast by holders of a majority of the Series A Preferred Stock, voting as a single class, and also all outstanding shares of Common Stock and Series A Preferred Stock, voting together as a single class. The Company has received all of the necessary approvals as a result of the receipt of the Consent.

Effect On Ownership Percentage of Company.

     Prior to the UBS Investment, UBS holds (i) 2,030,809 shares (or 100% of the issued and outstanding shares) of Series A Preferred Stock, and (ii) 1,500,000 shares of Common Stock. After the Closing, UBS would own (x) 2,030,809 shares of Series A Preferred Stock convertible into approximately 7,142,857 shares of Common Stock, (y) 4,418,262 shares of Series B Preferred Stock convertible into 4,418,262 shares of Common Stock, and (z) 1,500,000 shares of Common Stock.

Effect On General Voting Power.

     In all matters requiring stockholder approval, in addition to any required class vote of the Series A Preferred Stock or the Series B Preferred Stock, the holders of all shares of the Company's issued and outstanding classes of stock vote together as a single class. Prior to the Closing, UBS controlled 3,530,809 votes (or 25.01%) in general matters other than the election of the Board of Directors. After the Closing, UBS will control approximately 13,061,119 votes (or 51.14%) in general matters and will be entitled to vote for the election of the Board of Directors.

Effect On Vote For Election Of Directors.

     The holders of Common Stock, Series A Preferred Stock and Series B Preferred Stock are entitled to vote in the election of directors of the Company. The Board consists of 7 members. Holders of the Series A Preferred Stock are entitled to elect two directors as a class. The holders of Series B Preferred Stock are entitled to elect one director as a class. Pursuant to the Stockholder Agreement, each of ITI and Casty is entitled to designate one director, ITI and Casty, jointly, are entitled to designate one director, and UBS, ITI and Casty jointly are entitled to designate one director. UBS as a holder of a majority of the Series A Preferred Stock and Series B Preferred Stock is also entitled to designate three directors under the terms of the Series A Preferred Stock and Series B Preferred Stock. The current director designated by ITI is Michael Shalom. The current director designated by Casty is George Myers. The director to be jointly designated by UBS, ITI and Casty has not yet been selected. Burton Myers has agreed to resign from the Board of Directors once this director is designated. UBS currently has two designated directors, Mark Lama and Charles Moore who will continue as designated directors after the Closing. Zalman Lekach has agreed to resign from the Board of Directors in order to allow UBS to designate its third director. UBS has designated Charles Delaney as the third director to serve after the Closing.

     Mr. Delaney is the President and Chief Executive Officer of UBS Capital Americas which manages $1.5 billion in private equity commitments dedicated to investments in North and South America, including investments in the telecommunications, software, and Internet sectors. In 1992, Mr. Delaney founded UBS AG's private equity businesses in North America and Latin America. In 1999 Mr. Delaney and the partners of UBS Capital Americas raised two direct investment funds totaling $1.5 billion which are managed by the partners of UBS Capital Americas. Upon raising these UBS sponsored funds, Mr. Delaney became the Chief Executive Officer of UBS Capital Americas (and the various related funds management companies). From 1989 to 1992, Mr. Delaney was in charge of the Leveraged Finance Group of UBS AG in North America, which financed private equity transactions. Prior to joining UBS, he worked for the Hong Kong and Shanghai Banking Group in New York, London and Greece. Mr. Delaney is a graduate of Lehigh University. Mr. Delaney is also a director of AMS Holdings Corp., Aurora Foods Inc. and Edison Schools Inc.


                            PROPOSAL TO AMEND THE
                          IFX CORPORATION AMENDED AND
                        RESTATED 1998 STOCK OPTION PLAN

Introduction

     In connection with the Investment, the Company has adopted an amendment to the 1998 Stock Option Plan, subject to stockholder approval, to increase the amount of shares that may be awarded under the 1998 Stock Option Plan and make certain other changes in the 1998 Stock Option Plan. As of ___________, 2001, options covering ________ shares of Common Stock had been granted and were outstanding under the 1998 Stock Option Plan. An additional __________ shares of restricted Common Stock had been granted under the 1998 Stock Option Plan.

     The 1998 Stock Option Plan was adopted by the Board of Directors on November 10, 1998, and approved by the stockholders of IFX on February 3, 1999. The 1998 Stock Option Plan was amended by the stockholders on November 9, 1999, to increase the number of shares reserved for issuance from 900,000 to 1,800,000 and on January 8, 2001, to increase the number of shares reserved for issuance from 1,800,000 to 3,900,000. The shares reserved for issuance under the 1998 Stock Option Plan may be issued in the form of incentive stock options ("ISOs"), as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), stock options that are not intended to qualify under Section 422 of the Code ("NSOs") and shares of restricted Common Stock ("Restricted Stock"). The 1998 Stock Option Plan also authorizes the award of phantom stock and stock appreciation rights ("SARs"). The purposes of the 1998 Stock Option Plan are to
(a) attract and retain high quality directors, officers, employees and consultants of the Company or any of its subsidiaries, (b) motivate such persons to promote the long-term success of the business of the Company and its subsidiaries, and (c) reward individual achievement and enable directors, officers, employees and consultants of the Company and its subsidiaries to participate in the long-term growth and financial success of the Company.

     The amendment to the 1998 Stock Option Plan increases the number of shares authorized for issuance under the 1998 Stock Option Plan from 3,900,000 to 4,631,790. The amendment also provides that all awards granted after the Closing will vest immediately in the event of a Change-in-Control of the Company (as defined in the amended and restated 1998 Stock Option Plan).

     The following is a summary description of the material features of the 1998 Stock Option Plan, as amended by this Proposal. This summary is not intended to be complete and reference should be made to Exhibit C to this Information Statement for the complete text of the amended and restated 1998 Stock Option Plan.

     Administration. The 1998 Stock Option Plan is administered by the Compensation Committee of the Board of Directors. To the extent necessary for the grant of awards under the Option Plan to qualify for favorable tax or securities treatment, each member of the Compensation Committee will either qualify as an outside or non-employee director as defined by Section 162(m) of the Code and/or the Securities Exchange Act of 1934 or the full Board of Directors will approve such awards. Subject to the express provisions of the 1998 Stock Option Plan, the Compensation Committee has sole discretion to select which individuals are eligible to participate in the 1998 Stock Option Plan, who will receive awards under the 1998 Stock Option Plan, and the pricing and vesting schedule of awards. The Compensation Committee also has authority to interpret the 1998 Stock Option Plan and to establish rules and regulations relating to the 1998 Stock Option Plan.

     Eligibility. Awards under the 1998 Stock Option Plan may be granted to officers, employees, non-employee directors, independent contractors or consultants of the Company or any subsidiary, and to persons to whom an offer of employment has been extended.

     Shares Available. The 1998 Stock Option Plan Proposal increases the number of shares that may be granted under the 1998 Stock Option Plan. There is no minimum number of shares that may be granted to any participant; however, no participant in the 1998 Stock Option Plan may be granted awards in any calendar year in respect of more than 300,000 shares of Common Stock. Common Stock issued under the 1998 Stock Option Plan may be authorized but unissued shares of Common Stock, or shares that have been reacquired by the Company and held in treasury. Upon the expiration or termination of options or other awards granted under the 1998 Stock Option Plan, the shares of Common Stock that were subject to such awards will be available to cover awards subsequently granted under the 1998 Stock Option Plan.

     Exercise Price of Options. Subject to the provisions of the 1998 Stock Option Plan, the exercise price for each option under the 1998 Stock Option Plan is determined by the Compensation Committee at the time the option is granted and will be specified in an option or other applicable agreement. The exercise price of an ISO may not be less than the fair market value of the Common Stock on the date the ISO is granted; there are no restrictions on the exercise price of an NSO. "Fair market value" is determined by the Compensation Committee, in good faith, taking into account the price of the Common Stock as reported on the Nasdaq

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

SmallCap Market. The exercise price of Options granted under the 1998 Stock Option Plan is payable in cash, or in such other form of consideration as the Compensation Committee or the Board of Directors may approve.

     Exercise of Awards. Unless otherwise determined by the Compensation Committee or the Board of Directors, awards under the 1998 Stock Option Plan are exercisable for ten years after the date of grant, and vest, in specified increments, over the four years following the date of grant. Awards terminate
(a) if the participant's employment with the Company is terminated for cause,
(b) 30 days after the participant's termination of employment with the Company for any other reason, other than death or permanent disability, or (c) six months following the participant's death or permanent disability. Options, SARs and phantom stock are not transferred except by will or inheritance law, or pursuant to a qualified domestic relations order as defined in Section 414(p) of the Code.

     - Income Tax Consequences. Following is a brief summary of the principal federal income tax consequences of awards under the 1998 Stock Option Plan. This summary is not an exhaustive description and does not describe all applicable federal, state or local tax laws.

          Incentive Stock Options. A Plan participant is not subject to federal income tax at the time of grant or exercise of an ISO. However, the excess of the fair market value of the shares at the time of exercise over the exercise price constitutes an adjustment to the option holder's income in computing alternative minimum taxable income for the year of exercise. If an option holder does not dispose of such shares of Common Stock within two years after the ISO was granted or one year after it was exercised (a "disqualifying disposition"), any amount realized in excess of the exercise price generally will be treated as long-term capital gain or loss and the Company will not be entitled to a tax deduction.

          If an option holder makes a "disqualifying disposition," he or she will realize ordinary income in an amount equal to the lesser of (i) the excess of the fair market value of the Common Stock on the exercise date over the exercise price, or (ii) the excess if any, of the amount realized upon disposition over the exercise price. In such event, the Company will be entitled to a deduction in an amount equal to the ordinary income realized by the option holder. If the amount realized exceeds the fair market value of the shares on the date of exercise, any additional amount will be capital gain; if less, the option holder will recognize a capital loss.

          Non-Qualified Stock Options. No income is realized by an option holder upon the grant of an NSO. Upon exercise, the amount by which the fair market value of the Common Stock on the date of exercise exceeds the exercise price will constitute ordinary income to an option holder and the Company will be entitled to a corresponding deduction. Any gains or losses realized upon subsequent sale of the Common Stock will be treated as capital gains or losses, with the basis of such shares equal to their fair market value on the exercise date.

          Restricted Stock. Generally, no income is realized when a participant is granted restricted stock until the restrictions imposed lapse and the stock becomes transferable, at which time the participant will recognize the then fair market value of the non-restricted shares as ordinary income. However, a plan participant may make an election under Section 83(b) of the Code to cause the market value of the shares to be taxed as compensation income on the date of grant. In this case, any future appreciation (or depreciation) in the value of the stock subject to the grant will be taxed as capital gain (or loss) at the time the stock is sold.

          Section 162(m). Section 162(m) of the Code limits the deductibility (under certain circumstances) of compensation that exceeds $1,000,000 annually that the Company pays its chief executive officer and other four most highly compensated officers as determined at the end of each taxable year. Section 162(m) and its regulations provide certain exclusions from the amounts included in the $1,000,000 limitation, including compensation that is "qualified performance-based compensation" within the meaning of the regulations. It should be noted that while the Company's intent is to prevent Section 162(m) of the Code from limiting the Company's deductibility with respect to NSO's, no advance determination will be obtained from the Internal Revenue Service in this regard.

          Change in Control. Except as otherwise provided in a particular option agreement, in the event of a Change in Control (as defined in the 1998 Stock Option Plan), all options granted after the Closing shall become immediately exercisable with respect to 100% of the shares subject to such options. In the event such acceleration occurs and depending upon the individual circumstances of the recipient, certain amounts with respect to such Options may constitute "excess parachute payments" under the "golden parachute" provisions of the Code. Pursuant to these provisions, a recipient will be subject to a 20% excise tax on any "excess parachute payments" and the Company will be denied any deduction with respect to such payment.

          Miscellaneous.  The 1998 Stock Option Plan is not qualified under
     Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Summary of Awards

     From November 10, 1998, through March 13, 2001, the following awards have been granted under the 1998 Stock Option Plan:

                IFX 1998 STOCK OPTION AND INCENTIVE PLAN AWARDS

                                                       Number of Shares
                                                       of Common Stock
          Name and Position                            Subject to Options
          -----------------                            ------------------
          Michael F. Shalom, CEO                                   30,000

          Joel M. Eidelstein, President                           600,000

          Jose Leiman, CFO                                        227,500

          Zalman Lekach                                           374,167


          All Current Executive Officers as a Group             1,231,667

          Non-Executive Officer Employees                       1,215,000

     Effective at the Closing, Michael Shalom will receive an additional 74,800 options under the 1998 Stock Option Plan, Joel Eidelstein will receive an additional 8,500 options under the 1998 Stock Option Plan and Jose Leiman will each receive an additional 125,000 options under the 1998 Stock Option Plan. All of these options will be granted at the price of $3.50 per share.

     Because the value of the options depends upon the market value, from time to time, of the underlying shares of Common Stock, the Company is unable to readily determine the value of such option grants.

     Vote Required

     The Amended and Restated 1998 Stock Option Plan Proposal requires the affirmative vote of the holders of a majority of the votes entitled to be cast by holders of a majority of the Series A Preferred Stock, voting as a single class, and also all outstanding shares of Common Stock and Series A Preferred Stock, voting together as a single class. The Company has received all of the necessary approvals as a result of the receipt of the Consent.

                               PROPOSAL TO ADOPT
                                IFX CORPORATION
                             2001 STOCK OPTION PLAN

Introduction

     As part of the Investment, the Company agreed to adopt the 2001 Stock Option Plan.

     The 2001 Stock Option Plan was adopted by the Board of Directors on March 8, 2001, subject to stockholder approval and the closing of the Investment. The shares reserved for issuance under the 2001 Stock Option Plan may be issued in the form of ISO's or NSO's. The 2001 Stock Option Plan is intended to advance the best interests of the Company by allowing certain employees to acquire an ownership interest in the Company, thereby motivating them to contribute to the success of the Company and to remain in the Company's employ. The availability of stock options under the 2001 Stock Option Plan will also enhance the Company's ability to attract and retain individuals of exceptional talent to contribute to the sustained progress, growth and profitability of the Company. The recipients of options, the number of options and the type of options (whether ISO's or NSO's) granted to each such recipient shall be subject to the approval of UBS.

     The following is a summary description of the material features of the 2001 Stock Option Plan. This summary is not intended to be complete and reference should be made to Exhibit D to this Information Statement for the complete text of the 2001 Stock Option Plan.

     Administration. The 2001 Stock Option Plan is administered by the Board's Compensation Committee, subject to rights of approval by preferred stockholders. To the extent necessary for the grant of awards under the 2001 Stock Option Plan to qualify for favorable tax or securities treatment, each member of the Compensation Committee will either qualify as an outside or non-employee director as defined by Section 162(m) of the Code and/or the Securities Exchange Act of 1934 or the full Board of Directors will approve such awards. Subject to the express provisions of the 2001 Stock Option Plan, the Compensation Committee has the responsibility and authority to (subject to the approval of UBS): (a) approve the award of options under the 2001 Stock Option Plan; (b) interpret the 2001 Stock Option Plan and adopt, amend and rescind administrative guidelines and other rules and regulations relating to the 2001 Stock Option Plan; (c) and take all other actions necessary or advisable for the implementation and administration of the Plan, including actions necessary or advisable in connection with the grant of options.

     Eligibility. Awards under the 2001 Stock Option Plan may be granted to employees of the Company or any subsidiary as selected by the Compensation Committee and approved by UBS. Common Stock issued under the 2001 Stock Option Plan may be authorized but unissued shares of Common Stock, or shares that have been reacquired by the Company and held in treasury. Upon the expiration or termination of options or other awards granted under the 2001 Stock Option Plan, the shares of Common Stock that were subject to such awards will be available to cover awards subsequently granted under the 2001 Stock Option Plan.

     Exercise Price of Options. The exercise price for each ISO granted under the 2001 Stock Option Plan shall be the greater of the fair market value (as defined in the 2001 Stock Option Plan) of the Common Stock on the date of grant and $3.50 per share. The exercise price for each NSO granted under the 2001 Stock Option Plan shall be $3.50 per share. The exercise price of options granted under the 2001 Stock Option Plan is payable in cash or in shares of Company stock held for longer than six months.

     Exercise of Awards. Awards under the 2001 Stock Option Plan are exercisable for ten years after the date of grant, and vest on June 30, 2006 subject to certain contingencies that would accelerate vesting. If EBITDA, which is defined as IFX's consolidated earnings before interest, taxes, depreciation and amortization (excluding the effect of earnout payments made in connection with the acquisition of a business, any charges for non-cash employee compensation and any gains or losses from investment income, including gains or losses for non-consolidated subsidiaries), for any year equals or exceeds the Target EBITDA for such year as set forth in the 2001 Stock Option Plan, then 25% of each participant's options shall vest. A certain portion of granted options will also vest in the event of a Change in Control (as defined in the 2001 Stock Option Plan), subject to forfeiture if the participant does not meet certain employment requirements following the Change in Control.

     Awards expire on a participant's termination of employment for any reason, except that options which are then exercisable may be exercised within ninety days of termination. If a participant is terminated for cause, all options expire and are forfeited. Options are transferable to family members and certain affiliates.

     Certain Federal Income Tax Consequences. Following is a brief summary of the principal federal income tax consequences of awards under the 2001 Stock Option Plan. This summary is not an exhaustive description and does not describe all applicable federal, state or local tax laws.

          Incentive Stock Options. A Plan participant is not subject to federal income tax at the time of grant or exercise of an ISO. However, the excess of the fair market value of the shares at the time of exercise over the exercise price constitutes an adjustment to the option holder's income in computing alternative minimum taxable income for the year of exercise. If an option holder does not dispose of such shares of Common Stock within two years after the ISO was granted or one year after it was exercised (a "disqualifying disposition"), any amount utilized in excess of the exercise price generally will be treated as long-term capital gain or loss and the Company will not be entitled to a tax deduction.

          If an option holder makes a "disqualifying disposition," he or she will realize ordinary income in an amount equal to the lesser of (i) the excess of the fair market value of the Common Stock on the exercise date over the exercise price, or (ii) the excess if any, of the amount realized upon disposition over the exercise price. In such event, the Company will be entitled to a deduction in an amount equal to the ordinary income realized by the option holder. If the amount realized exceeds the fair market value of the shares on the date of exercise, any additional amount will be capital gain; if less, the option holder will recognize a capital loss.

          Non-Qualified Stock Options. No income is realized by an option holder upon the grant of an NSO. Upon the exercise of an NSO, however, the amount by which the fair market value of the Common Stock on the date of exercise exceeds the exercise price will be taxed as ordinary income to an option holder and the Company will be entitled to a deduction in an equal amount. Such amount will not be an adjustment to income in computing alternative minimum taxable income. Upon subsequent sales of NSO Stock, an option holder may realize short-term or long-term capital gain or loss, depending upon the holding period of the shares, if such shares constitute capital assets in an option holder's hands. The gain or loss will be measured by the difference between the sales price and the tax basis of the shares sold. The tax basis for this purpose will be the sum of the exercise price and the amount of ordinary income realized by the option holder as a result of such exercise.

          Section 162(m). Section 162(m) of the Code limits the deductibility (under certain circumstances) of compensation that exceeds $1,000,000 annually that the Company pays its chief executive officer and other four most highly compensated officers as determined at the end of each taxable year. Section 162(m) and its regulations provide certain exclusions from the amounts included in the $1,000,000 limitation, including compensation that is "qualified performance-based compensation" within the meaning of the regulations. It should be noted that while the Company's intent is to prevent Section

     162(m) of the Code from limiting the Company's deductibility with respect to NSO's, no advance determination will be obtained from the Internal Revenue Service in this regard.

          Change in Control. In the event that an acceleration of vesting occurs due to a Change in Control, and depending upon the individual circumstances of the recipient, certain amounts with respect to such options may constitute "excess parachute payments" under the "golden parachute" provisions of the Code. Pursuant to these provisions, a recipient will be subject to a 20% excise tax on any "excess parachute payments" and the Company will be denied any deduction with respect to such payment.

          Miscellaneous.  The 2001 Stock Option Plan is not qualified under
     Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Summary of Awards

     Upon closing of the Investment, the Company intends to grant the following awards under the 2001 Stock Option Plan, each exercisable at $3.50 per share:

                       IFX 2001 STOCK OPTION PLAN AWARDS

                                                      Number of Shares
                                                      of Common Stock
          Name and Position                           Subject to Options
          -----------------                           ------------------
          Michael  Shalom, CEO                                   225,000

          Joel M. Eidelstein, President                           20,000

          Jose Leiman, CFO                                       150,000

          Zalman Lekach                                          _______

          All Current Executive Officers as a Group              _______

          Non-Executive Officer Employees                        _______

     Because the value of the options depends upon the market value, from time to time, of the underlying shares of Common Stock, the Company is unable to readily determine the value of such option grants.

Vote Required

     The 2001 Stock Option Plan Proposal requires the affirmative vote of the holders of a majority of the votes entitled to be cast by holders of a majority of the Series A Preferred Stock, voting as a single class, and also all outstanding shares of Common Stock and Series A Preferred Stock, voting together as a single class. The Company has received all of the necessary approvals as a result of the receipt of the Consent.

                            PRINCIPAL STOCKHOLDERS

     The following table sets forth information regarding beneficial ownership (as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1943, as amended) of the outstanding Common Stock of the Company as of March ___, 2001 by (a) each of our directors and executive officers, (b) all of our directors and executive officers as a group and (c) each person known by the Company to own more than five percent of the Common Stock of the Company.

                                           Smount and Nature of       Appropriate Percent of
          Name / Address (1)               Beneficial Ownership               Class
Michael Shalom                               4,510,201 (2)                      31.95 %
Joel Eidelstein                                383,245 (3)                       2.71 %
Jose Leiman                                    105,997 (4)                        *
Zalman Lekach                                   89,268 (5)                        *
Burton J. Meyer                                365,412 (6)                       2.59 %
George A. Myers                                  7,333 (7)                        *
Casty Grantor Subtrust(8)                    2,960,282                          20.97 %
International Technology Investments,        4,500,000                          31.87 %
 LC(10)
Mark Lama(11)                               3,530,869 (12)                      25.01 %
Charles Moore(11)                           3,530,869 (12)                      25.01 %
UBS Capital Americas III(11)                3,530,869 (12)                      25.01 %
----------------------------------------------------------------------------------------------

ALL EXECUTIVE OFFICERS AND DIRECTORS        8,992,325                           63.69 %
AS A GROUP

* Less than one percent.

   (1) The business address for Joel Eidelstein, Zalman Lekach, Michael Shalom, Jose Leiman, Burton Meyer, and George Myers is in care of IFX, 707 Skokie Blvd., 5th Floor, Northbrook, IL 60062.
   (2) Includes 10,201 shares subject to an option which is currently exercisable and 4,500,000 shares of Common Stock held by ITI. Mr. Shalom may be deemed to be an affiliate of International Technology and, accordingly, Mr. Shalom may be deemed to beneficially own the shares of Common Stock held by such entity.
   (3) Includes 351,750 shares of Common Stock subject to options granted to Mr. Eidelstein pursuant to the 1998 Stock Option Plan, which options are currently is exercisable.
   (4) Consists of 105,997 shares of Common Stock that Mr. Leiman may acquire upon exercise of currently exercisable options granted to him pursuant to the 1998 Stock Option Plan.

   (5) Includes 84,942 shares of Common Stock that Mr. Lekach may acquire upon exercise of currently exercisable options granted to him pursuant to the 1998 Stock Option Plan.
   (6) Includes 600 shares of Common Stock that Mr. Meyer may acquire upon exercise of an option granted under the 1998 Stock Option Plan, which option is currently exercisable. Also includes 237,812 shares of Common Stock that Mr. Meyer owns jointly with his spouse and 27,000 shares of Common Stock owned by Mr. Meyer's Individual Retirement Account.
   (7) Consists of 6,733 shares of Common Stock held on behalf of Mr. Myers' minor children under the Uniform Gifts to Minors Act, and 600 shares of Common Stock that Mr. Myers may acquire upon exercise of an option granted under the 1998 Stock Option Plan, which option is currently exercisable.
   (8)  The Casty Grantor Subtrust's address is _______________________.
   (9) ITI's address is in care of Adorno & Zeder, 2801 S. Bayshore Drive, Suite 1600, Miami, Florida 33133.
   (10) The address of Mark Lama, Charles Moore and UBS Capital Americas III is 299 Park Avenue, New York, New York 10171.
   (11) 2,030,869 of these shares are Series A Preferred Shares which are currently convertible on a one-for-one basis into Common Stock, including 176,544 shares of Series A Preferred Stock owned by UBS Capital LLC. Mark Lama and Charles Moore as principals of an affiliate of UBS Capital Americas III may be deemed to beneficially own the shares held by UBS. Mark Lama and Charles Moore disclaim such ownership.

                        DISSENTERS' RIGHTS OF APPRAISAL

     No action was taken in connection with the Proposal by the Board of Directors or the Voting Stockholders for which the Delaware General Corporation Law, the Company's Certificate of Incorporation, as amended, or the Company's Bylaws, as amended, provide a right of a stockholder to dissent and obtain appraisal of or payment for such stockholder's shares.

        INTEREST OF OFFICERS AND DIRECTORS IN MATTERS TO BE ACTED UPON

     Michael Shalom, Joel Eidelstein, Jose Leiman and Zalman Lekach have all been granted options under the 1998 Stock Option Plan and will be granted options under the 2001 Stock Option Plan. The employment agreements of Michael Shalom, Joel Eidelstein and Jose Leiman will be amended at the Closing. The significant change in each of Michael Shalom's and Joel Eidelstein's employment agreement is to provide for a cash bonus for calendar year 2001 of $50,000 payable to each of them if the Company has EBITDA greater than zero for the fourth calendar quarter of 2001.

     Jose Leiman's new employment agreement provides for the following: Mr. Leiman will continue to serve as the Chief Financial Officer of the Company pursuant to a two-year employment agreement which will commence on the date of Closing. The term of the employment agreement is subject to automatic extension unless notified otherwise by either the Company or Mr. Leiman. Mr. Leiman's base salary is $235,000 per year for the for the first year of the agreement and $260,000 per year thereafter. He will receive a performance bonus of $250,000 for his service during the past two years and will receive a minimum bonus of $50,000 per year up to a maximum of $150,000 per year. If Mr. Leiman is involuntarily terminated during the term of the employment agreement (except for "cause"), he receives a lump sum amount of accrued but unpaid salary and a pro-rata bonus and all of his options under the 1998 Stock Option Plan immediately vest. He also receives an amount equal to the product of the number of whole and fractional years remaining until the end of the employment agreement's term multiplied by his annualized current salary plus bonus for the prior year. If Mr. Leiman is terminated within two years after a "Change of Control" (as defined in the employment agreement), he receives an amount equal to the product of the number of whole and fractional years remaining until the end of the employment agreement's term multiplied by three times his annualized current salary and highest previous annual bonus. The agreement prohibits Mr. Leiman from disclosing confidential information regarding the Company, and during the period of his employment with the Company and for one year thereafter from being involved in any capacity with any business competitive with the Company in the United States, Latin America or in any other market in which the Company is then conducting business.

     Mark Lama and Charles Moore are affiliates of UBS and therefore can benefit indirectly from UBS' Investment.

     No other officer or director of the Company has any substantial interest in the Proposals, except insofar as such officers or directors may be stockholders, or holders of derivative securities, of the Company, in which case the implementation of the Proposals will affect them in the same manner as its affect all other stockholders, or holders of derivative securities, of the Company.

                            EXECUTIVE COMPENSATION

     Information with respect to the executive compensation of the Company is incorporated herein by this reference to the Company's definitive Proxy Statement for the Company's 2000 Annual Meeting of Stockholders which was filed with the Securities and Exchange Commission (the "SEC") on December 22, 2000, and mailed to all of the holders of the Common Stock and Series A Preferred Stock.

                        FINANCIAL AND OTHER INFORMATION

     The Company's financial statements are incorporated herein by this reference to the Company's Annual Report on Form 10-K for the fiscal year ending June 30, 2000 (filed with the SEC on September 28, 2000), the Company's Form 10-K/A filed with the SEC on November 20, 2000 and the Company's Quarterly Report on Form 10-Q for the quarter ending September 30, 2000 (filed with the SEC on November 20, 2000), and the quarter ending December 31, 2000 (filed with the SEC on February 14, 2001).

                     STOCKHOLDER PROPOSALS AND SUBMISSIONS

     No security holder entitled to consent has submitted to the Company a proposal which is accompanied by notice of such security holders' intention to present the proposal for action at a future meeting of the stockholders of the Company.

                                              IFX CORPORATION

                                             ---------------------------
                                             /s/ Colleen Downes

                                             Colleen Downes
                                             SECRETARY


March ____, 2001